Exhibit 99.1

ZYNGA NAMES MOBILE AND ENTERTAINMENT INDUSTRY EXECUTIVE

CLIVE DOWNIE AS CHIEF OPERATING OFFICER

SAN FRANCISCO, Calif. – October 24, 2013 – Zynga Inc. (NASDAQ: ZNGA), a leading provider of social game services, today announced that the Company has appointed Clive Downie as Chief Operating Officer, effective November 4, 2013. Downie brings with him more than 20 years of industry experience across console and free-to-play mobile games, and an extensive history of leading teams and publishing hit global game franchises and services.

“I have known Clive for more than two decades and am pleased to welcome him to the team. He is a seasoned leader with a deep understanding of consumer, marketing and mobile engagement, international experience operating both in EMEA and Japan and a rich background in game publishing – all of which are incredibly valuable as Zynga navigates its move to mobile,” said Don Mattrick, CEO of Zynga. “I enjoyed my prior experiences working with Clive at Electronic Arts and have appreciated what he accomplished in the past five years at DeNA. As we build new leadership capabilities and focus the company on long term growth, Clive’s customer-centric point of view and proven track record will be invaluable to Zynga’s future.”

“Zynga challenged the status quo of entertainment and changed the game for our industry by bringing free, highly social games to mainstream audiences around the world,” said Clive Downie. “I joined Zynga because I believe it has the ability to unlock disruptive new ideas that span gaming genres, markets and services. Zynga’s uniquely positioned inside a growing market to deliver consumers around the world an entertainment experience as beloved as their favorite TV show, movie or music.”

Downie, 41, joins Zynga from DeNA Co., Ltd., a global leader in mobile social gaming services, where he most recently served as Chief Executive Officer of DeNA West, the company’s American and European division. In that role, Downie oversaw the company’s mobile social game platform, Mobage West, and also managed DeNA’s western third-party business and first-party game studios in San Francisco, Vancouver and Chile. Prior to that, Downie was Vice President of Studios, managing DeNA’s internal studios in North America and Europe, and the Vice President of Marketing and Revenue at ngmoco, Inc., a mobile game company acquired by DeNA in October 2010.

Before joining ngmoco, Downie spent more than 15 years at Electronic Arts where he served as Vice President of Marketing, managing some of the world’s most successful game franchises including FIFA Soccer, Need for Speed, Medal of Honor and Command & Conquer. Additionally, Downie held management positions at Mattel, Inc., where he led international marketing and licensing for Hot Wheels Motorsports.

Downie will report directly to Mattrick.

For media assets and images, visit: https://zynga.box.com/s/4rrhp19g94i9ijevxxx9

About Zynga Inc.

Zynga Inc. is a leading provider of social game services, which include popular web and mobile franchises such as FarmVille, Words With Friends and Zynga Poker that are played by millions of consumers around the world. For the quarter ended June 30, 2013, Zynga had approximately 187 million monthly active users playing its games. Zynga’s games are available on a number of global platforms, including Facebook, Zynga.com, Apple iOS and Google Android. Zynga is headquartered in San Francisco, Calif. Learn more about Zynga at http://blog.zynga.com or follow us on Twitter and Facebook.

Contact

Zynga

Stephanie Hess

(415) 503-0303

shess@zynga.com

press@zynga.com